Exhibit 10.16

FORM OF RESTRICTED STOCK UNIT AWARD AGREEMENT

UNDER THE SPRINGLEAF HOLDINGS, INC.

2013 OMNIBUS INCENTIVE PLAN

This Award Agreement (this “RSU Award Agreement”), dated as of ________ __, 201_ (the “Date of Grant”), is made by and between Springleaf Holdings, Inc., a Delaware corporation (the “Company”), and ______________ (the “Participant”). Capitalized terms not defined herein shall have the meaning ascribed to them in the Springleaf Holdings, Inc. 2013 Omnibus Incentive Plan (the “Plan”). Where the context permits, references to the Company shall include any successor to the Company.

1. Grant of Restricted Stock Units. The Company hereby grants to the Participant _______ restricted stock units (the “RSUs”), subject to all of the terms and conditions of this RSU Award Agreement and the Plan.

2. Form of Payment. Except as otherwise provided in the Plan or in Section 8 hereof, each RSU granted hereunder shall represent the right to receive one (1) share of Common Stock (a “Share”), which shall be issued to the Participant pursuant to the applicable schedule set forth in Exhibit A hereto.

3. Restrictions.

(a) The RSUs may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of or encumbered and shall be subject to a risk of forfeiture as described in Section 3(c) until the lapse of the Restricted Period (as defined below) and any additional requirements or restrictions contained in this RSU Award Agreement or in the Plan have been otherwise satisfied, terminated or expressly waived by the Company in writing.

(b) Unless the Restricted Period is previously terminated in accordance with Section 3(c), the Shares subject to the RSUs shall become issuable hereunder (provided, that such issuance is otherwise in accordance with federal and state securities laws) in accordance with the applicable provisions set forth in Exhibit A hereto (the period prior to Share issuance, the “Restricted Period”).

(c) Except as otherwise provided under the terms of the Plan or in Exhibit A hereto, if the Participant’s employment is terminated for any reason (the “Termination”), this RSU Award Agreement shall terminate and all rights of the Participant with respect to RSUs that have not vested shall immediately terminate. Except as otherwise provided under the terms of the Plan or in Exhibit A hereto, the RSUs that are subject to restrictions upon the date of termination shall be forfeited without payment of any consideration, and neither the Participant nor any of the Participant’s successors, heirs, assigns, or personal representatives shall thereafter have any further rights or interests in such RSUs.

4. Voting and Other Rights. The Participant shall have no rights of a stockholder (including the right to distributions or dividends) until Shares are issued following vesting of the Participant’s RSUs; provided, that with respect to the period commencing on the date an RSU becomes vested and ending on the date the Shares subject to such RSU are issued pursuant to this RSU Award Agreement, the Participant shall be eligible to receive an amount equal to the product of (i) the number of Shares to be delivered as a result of such vesting, and (ii) the amount of cash distributed with respect to an outstanding Share during such period, which amount shall be paid to the Participant on the date such Shares are issued. No interest or other earnings will be credited with respect to such payment.

5. RSU Award Agreement Subject to Plan. This RSU Award Agreement is made pursuant to all of the provisions of the Plan, which is incorporated herein by this reference, and is intended, and shall be interpreted in a manner, to comply therewith. In the event of any conflict between the provisions of this RSU Award Agreement and the provisions of the Plan, the provisions of the Plan shall govern.

6. No Rights to Continuation of Employment. Nothing in the Plan or this RSU Award Agreement shall confer upon the Participant any right to continue in the employ of the Company or any Affiliate thereof or shall interfere with or restrict the right of the Company or its Affiliates to terminate the Participant’s employment any time for any reason whatsoever, with or without cause.

7. Tax Withholding. The Company shall be entitled to require a cash payment by or on behalf of the Participant and/or to deduct from the Shares otherwise issuable hereunder or other compensation payable to the Participant any sums required by federal, state or local tax law to be withheld or to satisfy any applicable payroll deductions with respect to the payment of any RSU.

8. Section 409A Compliance. The intent of the parties is that the payments and benefits under this RSU Award Agreement comply with Section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, this RSU Award Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the Participant shall not be considered to have terminated employment with the Company and its Affiliates for purposes of this RSU Award Agreement until the Participant would be considered to have incurred a “separation from service” within the meaning of Section 409A of the Code. Any payments described in this RSU Award Agreement that are due within the “short-term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything to the contrary in this RSU Award Agreement, to the extent that any payment (including Share delivery) is to be made upon a separation from service and such payment would result in the imposition of any individual penalty tax and late interest charges imposed under Section 409A of the Code, such payment shall instead be made on the first business day after the date that is six (6) months following such separation from service (or upon the Participant’s death, if earlier).

9. Governing Law. This RSU Award Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the internal laws, and not the laws pertaining to conflicts or choices of laws, of the State of Delaware applicable to agreements made and to be performed wholly within the State of Delaware.

10. RSU Award Agreement Binding on Successors. The terms of this RSU Award Agreement shall be binding upon the Participant and upon the Participant’s heirs, executors, administrators, personal representatives, transferees, assignees and successors in interest, and upon the Company and its successors and assignees, subject to the terms of the Plan.

11. No Assignment. Notwithstanding anything to the contrary in this RSU Award Agreement, neither this RSU Award Agreement nor any rights granted herein shall be assignable by the Participant.

12. Necessary Acts. The Participant hereby agrees to perform all acts, and to execute and deliver any documents that may be reasonably necessary to carry out the provisions of this RSU Award Agreement, including but not limited to all acts and documents related to compliance with federal and/or state securities and/or tax laws.

13. Severability. Should any provision of this RSU Award Agreement be held by a court of competent jurisdiction to be unenforceable, or enforceable only if modified, such holding shall not affect the validity of the remainder of this RSU Award Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification (if any) to become a part hereof and treated as though contained in this original RSU Award Agreement. Moreover, if one or more of the provisions contained in this RSU Award Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable, in lieu of severing such unenforceable provision, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear, and such determination by such judicial body shall not affect the enforceability of such provisions or provisions in any other jurisdiction.

14. Entire RSU Award Agreement. This RSU Award Agreement and the Plan contain the entire agreement and understanding among the parties as to the subject matter hereof, and supersedes any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof.

15. Headings. Headings are used solely for the convenience of the parties and shall not be deemed to be a limitation upon or descriptive of the contents of any such Section.

16. Counterparts; Electronic Signature. This RSU Award Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. Your electronic signature of this RSU Award Agreement shall have the same validity and effect as a signature affixed by your hand.

17. Amendment. No amendment or modification hereof shall be valid unless it shall be in writing and signed by all parties hereto.

18. Set-Off. The Participant hereby acknowledges and agrees, without limiting rights of the Company or any Affiliate thereof otherwise available at law or in equity, that, to the extent permitted by law, the number of Shares due to the Participant under this RSU Award Agreement may be reduced by, and set-off against, any or all amounts or other consideration payable by the Participant to the Company or any of its Affiliates under any other agreement or arrangement between the Participant and the Company or any of its Affiliates; provided that any such set-off does not result in a penalty under Section 409A of the Code.

IN WITNESS WHEREOF, the parties hereto have executed this RSU Award Agreement as of the date set forth above.

SPRINGLEAF HOLDINGS, INC.

By

Print Name:

Title:

The undersigned hereby accepts and agrees to all the terms and provisions of the foregoing RSU Award Agreement.

PARTICIPANT

Signature

Print Name:

Address:

EXHIBIT A

Vesting Schedule:

The RSUs granted hereunder shall vest in equal installments as follows, conditioned, in each case, on the Participant’s continued employment with (i) the Company, (ii) any direct or indirect parent of Springleaf Financial Holdings, LLC, (iii) any subsidiary of Springleaf Financial Holdings, LLC or (iv) any other entity controlled directly or indirectly by Springleaf Financial Holdings, LLC (as applicable, the “Employer”) as of the applicable vesting date:

(1) on January 1, 201_: 25% of the RSUs covered by this grant;

(2) on January 1, 201_: 25% of the RSUs covered by this grant;

(3) on January 1, 201_: 25% of the RSUs covered by this grant;

(4) on January 1, 201_: 25% of the RSUs covered by this grant.

Any notice period following the date on which the Participant gave or received notice of termination of employment shall be disregarded for purposes of the vesting of the RSUs, and vesting shall cease on the date such notice was given or received.

Shares relating to such RSUs shall be delivered to the Participant within six (6) months following the applicable vesting date indicated above (each, a “Scheduled Vesting Date”), but in no event later than December 31 of the calendar year in which such applicable Scheduled Vesting Date occurs.

Notwithstanding the foregoing:

(i) in the event of a termination by the Employer of the Participant’s employment without Cause (except for such termination which follows Disability and it being understood that relocation of no more than thirty (30) miles shall in no event be considered a termination without Cause), the RSUs scheduled to vest on the next Scheduled Vesting Date following such termination of employment shall vest, effective on such next Scheduled Vesting Date, and Shares relating to such RSUs shall be issued within six (6) months following such next Scheduled Vesting Date; but in no event later than December 31 of the calendar year in which such next Scheduled Vesting Date occurs; provided, however, that all such RSUs shall be forfeited and no Shares shall be delivered unless the Participant (A) executes and delivers to the Company (and does not revoke) a separation and release agreement in a form satisfactory to the Company (a “Separation Agreement”) within sixty (60) days following such termination and continues to comply with the Separation Agreement and (B) acknowledges that the remainder of the RSUs shall be forfeited; and

(ii) in the event of the death or Disability of the Participant, all of the then unvested RSUs shall vest as of the date of such death or Disability, and Shares relating to such additional RSUs shall be issued within six (6) months following such date, but in no event later than December 31 of the calendar year in which such event occurs; provided, however, that all such RSUs shall be forfeited and no Shares shall be delivered unless the Participant (or the Participant’s representative or estate, as applicable) executes and delivers to the Company (and the related revocation period expires) a Separation Agreement (or, in the event the RSUs vest upon the Disability of the Participant, a release of claims in a form satisfactory to the Company) within sixty (60) days following the date of the Participant’s death or Disability, as applicable (but in no event later than December 15 of the year of the Participant’s death or Disability) and continues to comply with the Separation Agreement or release of claims, as applicable.